Ex.10.3

Great Plains Energy Incorporated
Long-Term Incentive Plan

Awards Standards and Performance Criteria
Effective as of January 1, 2013

Objective

The purpose of the Great Plains Energy Incorporated (“Great Plains Energy” or the “Company”) Amended Long‑Term Incentive Plan (the “Plan”) is to encourage officers and other key employees to acquire a proprietary and vested interest in the growth and performance of the Company; to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders; and to aid in the attraction and retention of the qualified individuals upon whom the Company's success largely depends. The Plan provides equity incentives for the achievement of performance objectives over a multi‑year period.

Eligible employees include officers and other key employees of Great Plains Energy, Kansas City Power & Light Company (“KCP&L”), and KCP&L Greater Missouri Operations Company (“GMO”) (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors of the Company.

Awards

Awards generally are recommended by the Committee and approved by the independent members of the Board of Directors and set as a percentage of the participant's base salary. Percentages will vary based on level of responsibility, market data, and internal comparisons. Awards generally will be based on a dollar amount which will then be converted to shares of restricted stock, performance shares, or a combination of both, as determined by the independent members of the Board of Directors, using the Fair Market Value as of the grant date.

Performance Criteria

The amount of an individual participant's performance share award will be determined based on performance against the specific objectives and performance levels approved by the independent members of the Board of Directors. Each participant will receive an award agreement including, among other things, the applicable objectives and performance levels. These objectives and performance levels will also be attached as an appendix to this document.

Payment and Awards

Time-based restricted stock will be payable in shares of Company common stock unless otherwise determined by the Committee. Dividends accrued on the restricted stock will be reinvested during the period under the Company's Dividend Reinvestment and Direct Stock Purchase Plan and will also be paid in stock at the end of the period. Restricted stock is issued in the name of the participant; consequently, the participant will have the right to vote the restricted stock during the period.

Performance shares will be paid with a combination of cash sufficient, in combination with the cash dividend equivalents, to satisfy withholding taxes, with the remainder of the payment in shares of Company common stock, unless otherwise determined by the Committee. Dividend equivalents over the performance period will be calculated on the actual number of performance shares earned and paid in cash.

Earned performance share awards will be payable to each participant as soon as practicable after the end of the performance period, subject to Committee verification of performance. To the extent practicable, performance share payments shall occur during an “open window” period.

Additional Terms and Conditions

All awards will be subject to additional requirements and conditions, including, but not limited to, provisions relating to applicable tax withholding, potential recoupment of compensation in the event of financial error, accounting misstatements or accounting restatements, or any other requirements, terms or conditions set forth in the applicable award agreement.

Administration

The Committee has the full power and authority to administer, and interpret the provisions of, the Plan. The Committee has the power and authority to add, delete and modify the provisions of this document at any time. This document does not replace or change the provisions or terms of the Plan; in the event of conflicts between this document and the Plan, the Plan is controlling.

Adopted by the independent members of
the Board of Directors on February 12, 2013

By:______________________________
Robert H. West, Lead Director

Appendix

2013 - 2015 Performance Criteria

Objective		Weighted (Percent)	Threshold (50%)	Threshold (100%)	Stretch (150%)	Superior (200%)
1.	Three-year (2013-2015) Average FFO to Total Adjusted Debt[1]	50%	14.5%	15.0%	15.5%	16.0%
2.	Total Shareholder Return (TSR) versus EEI Index[2]	50%	See Below

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1 S&P calculation of FFO to total adjusted debt. This is a financial measure that is not calculated in accordance with generally accepted accounting principles ("GAAP").
2 TSR is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period from 2013-2015. At the end of the three-year measurement period, the Company will assess its total shareholder return compared to the EEI index. Depending on how the Company ranks, the executive will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)

75th and above	200%
60th to 74th	150%
40th to 59th	100%
25th to 39th	50%
24th and below	0%